UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR

(Name of Persons Filing Proxy Statement, if Other Than the Registrant)

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The attached letter is being sent to unitholders on December 30, 2010.

Q Funding III, L.P. and Q4 Funding, L.P.
301 Commerce Street, Suite 3200
Fort Worth, Texas 76102-4140

December 30, 2010

Dear Fellow Unitholders:

We are again writing to you to ask that you cast your vote for CHANGE at Cedar Fair and use the GREEN proxy card to vote FOR our proposals by internet or phone (since it is too late to mail your proxy card at this point).

For background reference, we are including our original December 13th letter outlining our reasons in support of our two proposals: the separation of the chairman and chief executive officer roles and increasing the priority of distributions to unitholders.

Cedar Fair says you should not vote for our proposals because the board needs the "flexibility" to make the best decisions it sees fit, without any limitations. The board basically seems to be saying, "Trust us - let us decide how best to use your money and whom to select as chairman."

Unrestricted flexibility is not a "right." It must be earned. After your 16-year-old son has crashed his car twice, do you allow him complete flexibility to take the keys to the car anytime he wants? No, you do not.

We believe that this board has lost its right to have complete and unrestricted flexibility after the mistakes it has made over the past several years including trying to sell the company "on the cheap" at $11.50, agreeing to a financing package that severely restricts the ability of the company to make distributions to unitholders in the future, and seeing its units drastically underperform the market for the past seven years (while executive base pay has been steadily increasing during this same time period - please see the enclosed chart).

The board also said that our proposals would limit its ability to create long-term value and disrupt the company's "progress." What "progress" might they be talking about? Backwards "progress"? Given that the units are down 49% since 2003 (when Mr. Kinzel became Chairman) while the S&P 500 Index is up 28%, we conclude that the board could use unitholders' suggestions. Exactly how long does the company expect to take for its "long-term" plan to pay off for unitholders?

Finally, please note that by no means have we suggested taking away all the board's discretion. However, putting a few simple guidelines in place for everyone's benefit seems to be the responsible thing to do.

Sincerely yours,

Q Funding III & Q4 Funding